Exhibit 10.1

EXECUTION COPY

EQUITY TRANSFER AGREEMENT

dated as of June 12, 2009

by and between

THE SELLERS

(as defined herein)

and

PERKINELMER IVD PTE. LTD.

(as “Buyer”)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

1.1	CERTAIN DEFINITIONS	2
1.2	TERMS DEFINED ELSEWHERE IN THIS AGREEMENT	7
1.3	OTHER DEFINITIONAL AND INTERPRETIVE MATTERS	9

ARTICLE II SALE AND PURCHASE OF EQUITY INTERESTS, PURCHASE PRICE; CLOSING		10

2.1	SALE AND PURCHASE OF EQUITY INTERESTS	10
2.2	PURCHASE PRICE	10
2.3	PAYMENT OF PURCHASE PRICE	10
2.4	CLOSING DATE	12
2.5	DELIVERIES ON THE CLOSING DATE	12
2.6	BUYER CONFIRMATION LETTER	13

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS		14

3.1	ORGANIZATION AND GOOD STANDING	14
3.2	AUTHORIZATION OF AGREEMENT	14
3.3	CONFLICTS; CONSENTS OF THIRD PARTIES	14
3.4	OWNERSHIP AND TRANSFER OF EQUITY INTERESTS	15
3.5	LITIGATION	15
3.6	FINANCIAL ADVISORS	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		15

4.1	ORGANIZATION AND GOOD STANDING	15
4.2	AUTHORIZATION OF AGREEMENT	15
4.3	CONFLICTS; CONSENTS OF THIRD PARTIES	16
4.4	CAPITALIZATION	16
4.5	SUBSIDIARY	17
4.6	CORPORATE RECORDS	18
4.7	FINANCIAL STATEMENTS	18
4.8	NO UNDISCLOSED LIABILITIES	19
4.9	ABSENCE OF CERTAIN DEVELOPMENTS	19
4.10	TAXES	21
4.11	REAL PROPERTY	23
4.12	TANGIBLE PERSONAL PROPERTY	24
4.13	INTELLECTUAL PROPERTY	25
4.14	MATERIAL CONTRACTS	28
4.15	EMPLOYEE BENEFIT PLANS	30
4.16	LABOR	31
4.17	LITIGATION	32
4.18	COMPLIANCE WITH LAWS; PERMITS	32
4.19	ENVIRONMENTAL MATTERS	33
4.20	INSURANCE	34
4.21	INVENTORIES	34
4.22	ACCOUNTS AND NOTES RECEIVABLE AND PAYABLE	35
4.23	RELATED PARTY TRANSACTIONS	35
4.24	CUSTOMERS AND SUPPLIERS	36
4.25	PRODUCT WARRANTY; PRODUCT LIABILITY	36
4.26	BANKS; POWER OF ATTORNEY	36
4.27	NO BRIBERY	37
4.28	FINANCIAL ADVISORS	37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		37

5.1	ORGANIZATION AND GOOD STANDING	37
5.2	AUTHORIZATION OF AGREEMENT	37
5.3	CONFLICTS; CONSENTS OF THIRD PARTIES	38
5.4	CAPITAL SOURCE	38
5.5	LITIGATION	38
5.6	FINANCIAL ADVISORS	38

ARTICLE VI COVENANTS		38

6.1	ACCESS TO INFORMATION; CONFIDENTIALITY	38
6.2	CONDUCT OF THE BUSINESS PENDING THE CLOSING	39
6.3	THIRD PARTY CONSENTS	43
6.4	GOVERNMENTAL CONSENTS AND APPROVALS	43
6.5	FURTHER ASSURANCES	43
6.6	NO SHOP	44
6.7	NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY	45
6.8	PRESERVATION OF RECORDS	46
6.9	PUBLICITY	47
6.10	USE OF NAME	48
6.11	ENVIRONMENTAL MATTERS	48
6.12	RELATED-PARTY TRANSACTIONS WITH NON-MANAGEMENT AFFILIATES	48
6.13	MONTHLY FINANCIAL STATEMENTS	49
6.14	FEES AND EXPENSES	49
6.15	NOTIFICATION OF CERTAIN MATTERS	49
6.16	DEBT	49
6.17	RESIGNATION OF DIRECTORS	50

ARTICLE VII CONDITIONS TO CLOSING		50

7.1	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	50
7.2	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS	51

ARTICLE VIII INDEMNIFICATION		52

8.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	52
8.2	INDEMNIFICATION	53
8.3	INDEMNIFICATION PROCEDURES	54
8.4	LIMITATIONS ON INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES	55
8.5	INDEMNIFICATION IN RELATION TO FINAL CLOSING NET ASSETS	56
8.6	TAX MATTERS	57
8.7	INDEMNITY PAYMENTS	59
8.8	TAX TREATMENT OF INDEMNITY PAYMENTS	59

ARTICLE IX TERMINATION		59

9.1	TERMINATION OF AGREEMENT	59
9.2	PROCEDURE UPON TERMINATION	60
9.3	EFFECT OF TERMINATION	61
9.4	EQUITY INTERESTS REVERSE	61

ARTICLE X MISCELLANEOUS		61

10.1	EXPENSES	61
10.2	SELLER REPRESENTATIVE	61
10.3	SPECIFIC PERFORMANCE	62
10.4	DISPUTE RESOLUTION	62
10.5	ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS	63
10.6	GOVERNING LAW	64
10.7	NOTICES	64
10.8	SEVERABILITY	66
10.9	BINDING EFFECT; ASSIGNMENT	66

EQUITY TRANSFER AGREEMENT

This EQUITY TRANSFER AGREEMENT (this “Agreement”) is entered into on this date of June 12, 2009 by and between:

PerkinElmer IVD Pte. Ltd., a company existing under the laws of Singapore with its legal address at 80 Raffles Place, #32-01 UOB Plaza 1, Singapore 068808 (the “Buyer”); and

The Sellers listed on the signature pages hereof under the heading “Sellers” (collectively, the “Sellers”), who hold equity interests in Shanghai Sym-Bio LifeScience Co., Ltd., a company organized under the laws of the PRC with its legal address at Room 102, Building 5, No. 590 RuiQing Road, East District, Zhang Jiang High-Tech Area, Shanghai 201201 with a registered capital of RMB27,000,000 (the “Company”).

RECITALS

WHEREAS, the Sellers own an aggregate of 100% of the issued and paid up equity interests of the Company (“Equity Interests”), which constitute all of the issued and outstanding equity interests of the Company;

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, 100% of the Equity Interests for the purchase price and upon the terms and conditions hereinafter set forth;

WHEREAS, Sym-Bio SZ and the Company agree to guarantee the Sellers’ performance of this Agreement before the Closing Date (defined in Section 2.4 herein) pursuant to a guaranty letter set forth in Exhibit A (“Sym-Bio Guaranty”);

WHEREAS, the Buyer’s ultimate parent company PerkinElmer Inc., a US company with its legal address at 940 Winter Street, Waltham, MA, USA, agrees to guarantee the Buyer’s performance of this Agreement pursuant to a guaranty letter set forth in Exhibit B (“PerkinElmer Guaranty”); and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Definitions

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in Shanghai and Boston are open to the public for conducting business and are not required or authorized to close.

“Cash” means the amount of cash and bank deposits as reflected in bank statements, and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of reasonable all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company or any of the Subsidiaries in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company or any of the Subsidiaries, (B) any fees or expenses associated with obtaining the release and termination of any Liens; (C) all brokers’ or finders’ fees; (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, and (E) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (including punitive damages and consequential damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any PRC Law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company and the Subsidiaries.

“GAAP” means the Accounting Standards for Business Enterprises and other relevant accounting regulations applicable to the Company issued by the Ministry of Finance of the PRC as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether central, provincial, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights owned or used by the Company and the Subsidiaries arising from or in respect of the following, whether protected, created or arising under the laws of the PRC or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) registered or unregistered copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulas, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and the Subsidiaries, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all Software and Technology of the Company and the Subsidiaries.

“Intellectual Property Licenses” means (i) any grant by the Company or any Subsidiary to another Person of any right to use any of the Intellectual Property, and (ii) any grant by another Person to the Company or any Subsidiary of a right to use such Person’s intellectual property rights included in the Intellectual Property.

“Knowledge” means, with respect to any Person that is not an individual, the knowledge assuming due inquiry of such Person’s directors and executive officers and all other officers and managers having responsibility relating to the applicable matter or, in the case of an individual, knowledge assuming due inquiry.

“Law” means any foreign, central government, provincial government or local law, statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any joint venture, limited liability company, partnership, members’, shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means a material adverse effect on (i) the historical, near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company or the Subsidiaries, (ii) the value of the Company or the Subsidiaries, (iii) regulatory or political conditions, or securities markets in the PRC or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any such hostilities, activities or war underway as of the date hereof or (iv) the ability of the Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents. A Material Adverse Effect shall be determined in light of Buyer’s intended capital structure for the transactions contemplated by this Agreement.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in land-use rights agreements that have been delivered to Buyer; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“PRC” means the People’s Republic of China, which for purposes of this Agreement does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“SAFE” means the State Administration of Foreign Exchange of the PRC and its local counterparts.

“SAIC” means the State Administration for Industry and Commerce of the PRC and its local counterparts.

“SCC” means Shanghai Commerce Commission or its local counterpart, the competent authority to approve the equity transfer transaction contemplated under this Agreement.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person. In this Agreement, the only Subsidiary of the Company is Sym-Bio SZ.

“Sym-Bio SZ” means Suzhou Sym-Bio LifeScience Co., Ltd., a Chinese domestic company with its legal address at East country, Chengxiang town, Taicang City, Suzhou, Jiangsu Province, in which the Company holds 100% equity interests.

“Taxes” means (i) all central government, provincial government, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, share capital, equity interest, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or otherwise.

“Taxing Authority” means any Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Subsidiaries, or any of their Affiliates.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company or any Subsidiary.

1.2	Terms Defined Elsewhere in this Agreement

For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Transaction	6.6(a)
Agreement	Recitals
Arbiter	8.5(b)
Arbitration Agency	10.4(a)
Assets Appraisal Report	8.5(a)
Balance Sheet	4.7(a)
Balance Sheet Date	4.7(a)
Basket	8.4(a)
Buyer	Recitals

Term	Section
Buyer Documents	5.2
Buyer’s Environmental Assessment	6.11(a)
Buyer Indemnified Parties	8.2(a)
Cap	8.4(b)
Closing	2.4
Closing Date	2.4
Company	Recitals
Company Documents	4.2
Company Marks	6.10
Company Permits	4.18(b)
Company Property	4.11 (a)
Confidential Information	6.7 (c)
1.1 Copyrights	1.2 (in Intellectual Property definition)
Employee Benefit Plans	4.15(a)
Employees	4.15(a)
Equity Interests	Recitals
Escrow Account	2.3 (c)
Escrow Agent	2.3 (c)I
Escrow Agreement	2.3 (c)
Escrowed Amount	2.3 (c)
Financial Statements	4.7(a)
Final Closing Net Asset Statement	8.5(a)
Losses	8.2(a)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	4.14(a)
Owned Property	4.11(a)
Payment Acknowledgement	2.3(d)
Patents	1.1 (in Intellectual Property definition)
PerkinElmer Guaranty	Recitals
Personal Property Leases	4.12(b)
Purchase Price	2.2
Real Property Lease	4.11(a)
Related Persons	4.23
Representatives	6.6(a)
Restricted Business	6.7(a)
Sellers	Recitals
Seller Documents	3.2
Seller Indemnified Parties	8.2(b)
Seller Representative	10.2(a)
Special FX Account	2.3(a)
Survival Period	8.1
Sym-Bio Guaranty	Recitals
Tax Claim	8.6(c)(i)
Termination Date	9.1(a)

Term	Section
Third Party Claim	8.3(b)
Trade Secrets	1.1 (in Intellectual Property definition)

1.3	Other Definitional and Interpretive Matters

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Currency. Any reference in this Agreement to RMB shall mean the lawful currency of the PRC. Any reference in this Agreement to USD shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF EQUITY INTERESTS, PURCHASE PRICE; CLOSING

2.1	Sale and Purchase of Equity Interests

Upon the terms and subject to the conditions contained herein, on the Closing Date, each Seller agrees to sell to Buyer, free and clear of any and all Liens, and Buyer agrees to purchase from each Seller, the Equity Interests owned by such Seller set forth opposite such Seller’s name on Exhibit C hereto.

2.2	Purchase Price

The aggregate purchase price to be paid by Buyer for the Equity Interests shall be an amount in USD cash equal to RMB 435,000,000, which shall be paid in two installments pursuant to Section 2.3 below (“Purchase Price”, the foreign exchange rate between USD and RMB for each installment Purchase Price shall be determined according to the USD-RMB exchange rate announced by SAFE on its official website on the date of making such installment payment of the Purchase Price). This Purchase Price represents a gross purchase price on which the Sellers will be responsible for clearing all their own tax liabilities and filing obligations on this transaction and Buyer should hold no responsibility for the taxes and any other related costs.

2.3	Payment of Purchase Price

(a) The Sellers shall, immediately after the Closing Date, use their best efforts to obtain approvals from SAFE approving the Sellers to (i) open Special Foreign Exchange Account for Converting Assets into Cash (“Special FX Account”) with Standard Chartered Bank (China) Limited, (ii) receive the Purchase Price from Buyer, and (iii) transfer RMB 70,000,000 equivalent USD of the received Purchase Price in accordance with this Agreement (the “Escrowed Amount”).

(b) Simultaneously with the execution of this Agreement, each Seller shall sign an escrow agreement substantially in the form set forth in Exhibit D (“Escrow Agreement”) with Standard Chartered Bank (China) Limited (“Escrow Agent”) and the Buyer, in which each Seller shall agree that of his/her pro rata part of the Escrowed Amount paid by the Buyer into his/her Special FX Account shall be transferred to a bank account opened in the name of Escrow Agent (“Escrow Account”) and shall be placed under the Escrow Agreement. The Escrowed Amount transferred to the Escrow Account shall be the escrow amount under this Agreement and the Escrow Agreement (“Escrow Fund”) with the purpose of being applied to realize the Indemnification set forth in Article VIII and other escrow purposes as provided under the Escrow Agreement, and therefore cannot be withdrawn by any Seller except as provided in the Escrow Agreement.

(c) After the Sellers have obtained the required SAFE approvals to receive the Purchase Price from the Buyer, the Buyer shall pay the first installment Purchase Price in USD equivalent to RMB 350,000,000 to the Sellers in accordance with their pro rata ownership of the Equity Interests as set forth on Exhibit C by wire transfer of funds into the Special FX Accounts opened by the Sellers within five (5) Business Days after the Sellers made qualified payment request substantially in the form set forth in Exhibit E (“Payment Request”). As soon as possible after the foregoing said RMB 350,000,000 equivalent USD of the Purchase Price was paid into the Special FX Account by Buyer, the Sellers shall promptly and jointly convert part of such USD-denominated Purchase Price into RMB at an amount equals to RMB70,000,000 and thereafter issue a written notice substantially in the form of Exhibit F (“Money Transfer Notice”) to the Escrow Agent authorizing the Escrow Agent to transfer the converted RMB 70,000,000 to the Escrow Account as the Escrow Fund. Upon receiving the Money Transfer Notice jointly issued by the Sellers, the Escrow Agent shall immediately transfer such RMB denominated money to the Escrow Account and thereafter promptly issue a written Escrow Fund receipt acknowledgement substantially in the form of Exhibit G (“Escrow Fund Receipt Acknowledgement”) to the Buyer and each Seller.

(d) Within five (5) Business Days after receiving the Escrow Fund Receipt Acknowledgement from the Escrow Agent, the Buyer shall promptly pay the second installment Purchase Price in USD at an amount equivalent to RMB 85,000,000 to the Sellers in accordance with his/her pro rata ownership of the Equity Interests as set forth on Exhibit C by wire transfer of funds into the Special FX Accounts. For the avoidance of doubt, if due to the Sellers’ fault, the Sellers failed to obtain SAFE’s approval for RMB conversion (in case such approval is necessarily required by the Escrow Agent) and send the Money Transfer Notice as set forth in Section 2.3 (c) above, then the Sellers shall be deemed as having constituted a material breach of this Agreement, as such, the Buyer shall not be obligated to pay the remaining RMB 85,000,000 equivalent USD of the Purchase Price and shall have the right to (i) terminate this Agreement pursuant to Article IX (Termination), (ii) request refund of any and all the paid Purchase Price, and (iii) claim for indemnification pursuant to Article VIII (Indemnification), provided that the Buyer shall return the Equity Interest to the Sellers upon exercise of such rights.

(e) Promptly after the arrival to the Special FX Account of any payment by Buyer hereunder, the corresponding Seller shall provide Buyer with a written acknowledgement thereof (each, a “Payment Acknowledgement”). Each Payment Acknowledgement shall state that such Seller understands and agrees that the Buyer has duly performed its payment obligations hereunder with respect to the portion of proceeds which such Seller is entitled to, and shall constitute final and conclusive evidence thereof.

(f) Immediately after all of the Purchase Price has been paid to the Sellers’ Special FX Account, the Sellers shall promptly provide to the Buyer the original copy of the amended business license indicating that the Buyer has become the sole shareholder of the Company and all official seals, stamps and chops of the Company and the Subsidiaries, and the Buyer and the Sellers shall jointly use best commercial efforts to apply to SAFE for the issuance of the Foreign Exchange Registration Certificate of Foreign Investment for Equity Transfer.

2.4	Closing Date

The consummation of the sale and purchase of the Equity Interests provided for in Section 2.1 hereof (the “Closing”) shall take place at the office of MWE China Law Offices located at Floor 28, Jin Mao Tower, 88 Century Boulevard, Pudong New District, Shanghai 200120, P.R. China (or at such other place as the parties may designate in writing) at 10:00 a.m. (Shanghai time) on a date to be specified by the parties (the “Closing Date”), which shall be the second date on which the Buyer and the Seller Representative jointly receive the Company’s amended business license from the SAIC showing Buyer as the holder of the Company’s Equity Interests and shall be a date no earlier than July 6th, 2009, provided that the Parties have confirmed prior to the receipt of the aforesaid amended business license that all the conditions set forth in Article VII are fully satisfied or waived on or prior to the date such business license is received.

2.5	Deliveries on the Closing Date

At or prior to the Closing, the Sellers shall deliver or cause the Company to deliver, as applicable, to Buyer:

(a) Resolutions of related shareholders meetings of the Company, bearing the signature or official seal of each Seller, as to the authorization of this Agreement and all of the transactions contemplated hereby;

(b) Resolutions of related board meetings of the Company, bearing the official seal of the Company, as to the authorization of this Agreement and all of the transactions contemplated hereby;

(c) Approvals and filings required by Governmental Bodies with respect to the sale of the Equity Interests to Buyer;

(d) The foreign investment certificate of the Company showing the name of the Buyer entered in respect of the Equity Interests purchased pursuant to this Agreement;

(e) The copy of amended business license of the Company in connection with its conversion into a foreign-invested enterprise wholly owned by Buyer;

(f) The certificate required by Section 7.1(e);

(g) The Key Management Employment Contracts (substantially in the form set forth in Exhibit H) executed by the Company and each of the Key Management (set forth in Exhibit I) and the Employee Patent and Proprietary Information Utilization and Non-Solicitation Agreement (the form of which shall be agreed by the parties prior to the Closing Date) executed by each of the Employees of the Company and its Subsidiaries;

(h) The executed Escrow Agreement among the Buyer, the Escrow Agent and each of the Sellers substantially in the form of Exhibit D hereto;

(i) The executed Sym-Bio Guaranty by Sym-Bio SZ and the Company substantially in the form of Exhibit A hereto;

(j) Copies of the releases from Affiliates of the Company substantially in the form of Exhibit J hereto stating that the Sellers and their Affiliates have irrevocably and unconditionally released the Company and the Subsidiaries from any and all Liabilities to the Sellers and their Affiliates pursuant to Section 6.12;

(k) Confirmation from the Company that all Company Transaction Expenses have been paid and discharged as of the close of business on the day immediately preceding the Closing pursuant to Section 6.14;

(l) The pay-off letters or final invoices in respect of Company Indebtedness and the certificate setting forth an estimate of the balance of the Company’s and the Subsidiaries’ Indebtedness, pursuant to Section 6.16;

(m) The copies of all the Third Party Consents set forth in Section 6.3 in a form satisfactory to Buyer;

(n) Written resignations and release of claims to fees or expenses of each of the directors and officers of the Company and the Subsidiaries identified by Buyer, each substantially in the form of Exhibit K hereto;

(o) An opinion of Grandall Legal Group (Shanghai), counsel to the Sellers, in substantially the form of Exhibit L hereto and permitting reliance thereon by Buyer.

(p) Closing Certificate executed by the Sellers substantially in the form set forth in Exhibit M.

At the Closing, the Buyer shall deliver to the Sellers:

(a) Resolutions of related board meetings of the Buyer, as to the authorization of this Agreement and all of the transactions contemplated hereby.

(b) The executed PerkinElmer Guaranty by PerkinElmer Inc. substantially in the form of Exhibit B hereto.

(c) Closing Certificate executed by the Buyer substantially in the form set forth in Exhibit M.

2.6	Buyer Confirmation Letter

After SCC has issued its approval regarding the equity transfer contemplated under this Agreement and provided that the Buyer is preliminarily satisfied with (i) the deliveries set forth in Section 2.5, (ii) the Conditions Precedent set forth in Section 7.1, (iii) the result of Buyer’s Environmental Assessment set forth in Section 6.11 and (iv) feels confident that an Material Adverse Effect has not occurred, the Buyer agrees to issue to the Sellers a Buyer Confirmation Letter substantially in the form set forth in Exhibit N before the Company initiates shareholder change procedures with SAIC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Buyer that:

3.1	Organization and Good Standing

Such Seller has all requisite capacity, power and authority to own, lease and operate its properties and to carry on its business as now conducted. Such Seller is duly qualified or authorized to do business and is in good standing under the laws of the PRC.

3.2	Authorization of Agreement

Such Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Seller. This Agreement has been, and each of the Seller Documents will be, upon execution, duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms.

3.3	Conflicts; Consents of Third Parties

(a) None of the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of association or comparable organizational documents of such Seller; (ii) any Contract, or Permit to which any Seller is a party or by which any of the properties or assets of such Seller is bound; (iii) any Order of any Governmental Body applicable to such Seller or by which any of the properties or assets of such Seller are bound; or (iv) any applicable Law, except in each case where such organizational documents, Contracts, Orders or Laws are adopted or otherwise take effect after the Closing or where such violation or default arises from actions or omissions by any Person other than such Seller.

(b) No material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by such Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except for the consents, approvals, permits, licenses expressly set forth in this Schedule 3.3.

3.4	Ownership and Transfer of Equity Interests

Such Seller is the record and beneficial owner of the Equity Interests indicated as being owned by such Seller on Exhibit C, free and clear of any and all Liens. Such Seller has the power and authority to sell, transfer, assign and deliver such Equity Interests as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Equity Interests, free and clear of any and all Liens.

3.5	Litigation

Except as set forth in Schedule 3.5, there is no Legal Proceeding pending or, to the Knowledge of such Seller, threatened against such Seller or to which such Seller is otherwise a party relating to this Agreement, the Seller Documents or the transactions contemplated hereby or thereby.

3.6	Financial Advisors

Except as set forth on Schedule 3.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Sellers jointly and severally, hereby represent and warrant to Buyer that:

4.1	Organization and Good Standing

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the PRC and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of the PRC.

4.2	Authorization of Agreement

The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company. This Agreement has been, and each of the Company Documents will be, upon execution, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

4.3	Conflicts; Consents of Third Parties

(a) None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the articles of association or comparable organizational documents of the Company or any Subsidiary; (ii) any Contract, or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary is bound; (iii) any Order applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary; or (iv) any applicable Law, except in each case where such organizational documents, Contracts, Permits, Orders or Laws are adopted or otherwise take effect after the Closing or where such violation or default arises from actions or omissions by any Person other than the Company or the Sellers.

(b) No material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with (i) the execution and delivery of this Agreement, the Company Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or any Subsidiary, except for the consents, approvals, permits, licenses expressly set forth in Schedule 4.3(b).

4.4	Capitalization

(a) The registered capital with respect to all of the Equity Interests in the Company have been fully paid up and such Equity Interests were issued to the Sellers not in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the Equity Interests in the Company are owned of record by the holders and in the respective amounts as are set forth on Exhibit C.

(b) There is no existing option, warrant, call, right or Contract to which any Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity securities of the Company. Except otherwise set forth in Schedule 4.4(b), there are no obligations, contingent or otherwise, of the Company or any Subsidiary to (i) repurchase, redeem or otherwise acquire any Equity Interests or other ownership interests in the Company or the equity interests or other ownership interests in any Subsidiary, (ii) declare any dividend or pay any declared but unpaid dividend on its Equity Interests or (iii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of (except for the Guaranty provided by Sym-Bio SZ and the Company set forth in Exhibit A), any Person. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or any of the Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which equityholders of the Company or the Subsidiaries may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Subsidiary or any Seller is a party or is bound with respect to the voting or consent of any Equity Interests in the Company or the equity interests of any Subsidiary.

4.5	Subsidiary

Sym-Bio SZ is the only Subsidiary owned by the Company. The Company does not own, directly or indirectly, any share capital or equity securities of any Person other than Sym-Bio SZ. Sym-Bio SZ is a duly organized and validly existing limited liability company in good standing under the laws of the PRC and is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Sym-Bio SZ has all requisite power and authority to own its properties and carry on its business as presently conducted. The equity interests of Sym-Bio SZ are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Company are owned by the Company free and clear of any and all Liens, except as set forth in Schedule 4.5. There is no existing option, warrant, call, right or Contract to which Sym-

Bio SZ is a party requiring, and there are no convertible securities of Sym-Bio SZ outstanding which upon conversion would require, the issuance of any share capital or other equity interests of Sym-Bio SZ. Except as set forth on Schedule 4.5, there are no material restrictions on the ability of Sym-Bio SZ to make distributions of cash to its equity holders.

4.6	Corporate Records

(a) The Company has delivered to Buyer true, correct and complete copies of the business license and articles of association or comparable organizational documents of the Company and each of the Subsidiaries in each case as amended and in effect on the due date hereof, including all amendments thereto.

(b) The minute books of the Company and each Subsidiary previously made available to Buyer contain true, correct and complete records of all meetings and accurately reflect all other requisite action of the equityholders and board of directors (including committees thereof) of the Company and the Subsidiaries. The capital contribution certificate issued to shareholders of the Company and the Subsidiaries previously made available to Buyer are true, correct and complete. Except as set forth in Schedule 4.6, all equity transfer taxes levied, if any, or payable with respect to all transfers of shares or equity interests of the Company and the Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed to any certificates representing such shares.

4.7	Financial Statements

(a) The Company has delivered to Buyer copies of (i) the consolidated balance sheets of the Company and the Subsidiaries as at December 31st, 2006, 2007 and 2008 and the related consolidated statements of income and of cash flows of the Company and the Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at April 30th, 2009 and the related consolidated statements of income and cash flows of the Company and the Subsidiaries for the four (4) month period then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Company in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein.

The consolidated balance sheet of the Company and the Subsidiaries for the year 2008 is referred to herein as the “Balance Sheet” and December 31, 2008 is referred to herein as the “Balance Sheet Date”.

(b) All books, records and accounts of the Company and the Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Company and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The financial projections and business plan provided by the Company to Buyer prior to the date hereof were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time provided to Buyer, as to the future financial performance of the Company and the Subsidiaries.

(d) All of the Financial Statements have been prepared from, are in accordance with and accurately reflect the books and records of the Company and its consolidated Subsidiaries.

(e) The Company has established and maintains disclosure controls and procedures; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including the Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities; and, to the Knowledge of the Company and the Sellers, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information.

4.8	No Undisclosed Liabilities

Neither the Company nor any Subsidiary has any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date or (iii) that are immaterial to the Company or any Subsidiary.

4.9	Absence of Certain Developments

Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date (i) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than RMB100,000 for any single loss or RMB1,000,000 for all such losses;

(b) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any equity in or other securities of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding equity interests in or other securities of, or other ownership interest in, the Company or any Subsidiary;

(c) neither the Company nor any Subsidiary has awarded or paid any bonuses to employees of the Company or any Subsidiary with respect to the fiscal year ended December 31, 2008, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Subsidiary’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(d) there has not been any change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

(e) neither the Company nor any Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(f) neither the Company nor any Subsidiary has entered into any transaction or Contract other than in the Ordinary Course of Business;

(g) neither the Company nor any Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(h) Except as set forth on Schedule 4.9 (h), neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person with an amount exceeding RMB 100,000 or paid any fees or expenses to any Seller or any director, officer, partner, equityholder, member, shareholder or Affiliate of any Seller with an amount exceeding RMB 100,000, except for the normal payment of relevant employees’ salaries, reimbursement and bonuses;

(i) neither the Company nor any Subsidiary has (A) mortgaged, pledged or subjected to any Lien (other than Permitted Exceptions) any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(j) neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;

(k) neither the Company nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;

(l) neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of RMB500,000 individually or RMB2,000,000 in the aggregate, with the exception of commitments relating to the Company’s new construction project specified on Schedule 4.9(l);

(m) neither the Company nor any Subsidiary has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness in an amount in excess of RMB1,000,000 in the aggregate;

(n) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;

(o) neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding resulting in a loss of revenue in excess of RMB1,000,000 in the aggregate; and

(p) none of the Sellers or the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9.

4.10	Taxes

(a) (i) All Tax Returns required to be filed by or on behalf of each of the Company, any Subsidiary and any affiliated group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions (state, provinces or subdivision) in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of each of the Company, any Subsidiary and any affiliated group of which the Company or any Subsidiary is or was a member have been fully and timely paid or the Company has established adequate reserves for all Taxes (including penalties and interest) that have or may become due pursuant to such returns. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing or for which the Company or its Subsidiaries has recognized revenue for Financial Statement purposes but not for Tax purposes, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each Subsidiary.

(b) The Company and each Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. The Company and each Subsidiary has complied in all material respects with all applicable laws related to the payment and withholding of taxes from employees or collected from customers for income taxes, social security and unemployment insurance, and sales-related taxes, and the portion of any such taxes to be paid by the Company to Governmental Bodies have been collected or withheld and either paid to the respective Governmental Bodies or set aside in accounts for such purpose, or such monies have been approved, reserved against, and entered upon the books of the Company.

(c) The Liabilities (including deferred Taxes) shown in the Financial Statements and to be accrued on the books and records of the Company through the Closing Date for Taxes, interest, and penalties are and will be adequate accruals with respect to income from operations, including any extraordinary items, of the Company for all periods commencing after January 1, 2009 and ending on the last day of the last accounting period ending prior to the Closing Date, and have been and will be accrued in a manner consistent with the practices utilized for accruing Tax liabilities in the Tax year ended December 31, 2008.

(d) Buyer has received complete copies of (i) all central government, provincial government, local and foreign income Tax Returns of the Company and the Subsidiaries relating to the taxable periods since 2006 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or any Subsidiary. All income and franchise Tax Returns filed by or on behalf of the Company or any Subsidiary have been examined by the relevant Taxing Authority or the statute of limitations with respect to such Tax Returns has expired. To the Company’s knowledge, no claim has been made by a Taxing Authority in a jurisdiction (state, provinces or subdivision) where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction (state, provinces or subdivision).

(e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor have the Sellers, the Company or any of the Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company or any Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) Neither the Company nor any Subsidiary nor any other Person on their behalf has (i) any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any Subsidiary, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(h) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary.

(i) Neither the Company nor any of the Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.

(j) Neither the Company nor any of the Subsidiaries has, or has ever had, a permanent establishment in any country other than the PRC, or has engaged in a trade or business in any country other than the PRC that subjected it to tax in such country.

(k) There is no taxable income of the Company or any of the Subsidiaries that will be required under applicable Tax Law to be reported by the Buyer or any of its Affiliates, including the Company or any of the Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(l) The exempted income tax, other taxes, financial aids and/or subsidies enjoyed by the Company or any of the Subsidiaries before the Closing will not be subject to any claw-back as a result of the completion of the transaction completed herein or the conversion of the Company into a wholly foreign owned enterprise after the Closing Date.

4.11	Real Property

(a) Schedule 4.11 (a) sets forth a complete list of (i) all real properties and interests in real properties owned by the Company and the Subsidiaries (“Owned Property”), and (ii) all leases of real properties by the Company or a Subsidiary (“Real Property Lease”, and together with the Owned Properties, being referred to herein individually as a “Company Property”) as lessee or lessor. The Company or the Subsidiaries have paid all the required fees and taxes for and have good and marketable title to all the Owned Properties, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Schedule 4.11 (a) and (B) Permitted Exceptions. To the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases. All of the buildings, fixtures and improvements in respect of the Company Properties (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses. None of the improvements located on properties that are the subject of the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to Buyer true, correct and complete copies of the Company

Properties, together with all amendments, modifications or supplements, if any, thereto. The properties that are the subject of the Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except as set forth on Schedule 4.11(a).

(b) Each of the Company Properties is in full force and effect. Neither the Company nor an Subsidiary is in default under any Company Property, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Company Properties and, to the Knowledge of the Company and the Sellers, no other party is in default thereof, and no party to any Company Property has exercised any termination rights with respect thereto.

(c) The Company and the Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company and the Subsidiaries have fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d) There does not exist any actual or, to the Knowledge of the Company and the Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any property that is the subject of a Company Property or any part thereof, and none of the Company, and Subsidiary or any Seller has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) None of the Sellers, the Company or any Subsidiary has received any notice from any insurance company that has issued a policy with respect to any property that is the subject of a Company Property requiring performance of any structural or other repairs or alterations to such property.

(f) Except otherwise set forth on Schedule 4.11(f), neither the Company nor any Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.12	Tangible Personal Property

(a) The Company and the Subsidiaries have good and marketable title to all of the items of tangible personal property used in the business of the Company and the Subsidiaries (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property that, individually or in the aggregate, are material to the operation of the business of the

Company and the Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Schedule 4.12(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of RMB100,000 relating to personal property used in the business of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party or by which the properties or assets of the Company or any of the Subsidiaries is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered to Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Company and each of the Subsidiaries has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Personal Property Leases and, to the Knowledge of the Company and the Sellers, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.13	Intellectual Property

(a) Schedule 4.13(a) sets forth an accurate and complete list of all Patents, Marks and Copyrights owned or used by the Company or any Subsidiary. Schedule 4.13(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed.

(b) Except as disclosed in Schedule 4.13(b), the Company or a Subsidiary is the sole and exclusive owner of all right, title and interest in and to (i) all of the Patents, Marks and Copyrights used by the Company and the Subsidiaries, and (ii) each of the other Copyrights in any works of authorship prepared by or for the Company or a Subsidiary that resulted from or arose out of any work performed by or on behalf of the Company or any Subsidiary or by any employee, officer, consultant or contractor of any of them, in each case free and clear of all Liens or obligations to others. The Company or a Subsidiary is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other Intellectual Property used, sold or licensed by the Company or the Subsidiaries in their businesses as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 4.13(e)).

(c) The Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company or any Subsidiary, the development, manufacturing, licensing,

marketing, importation, offer for sale, sale or use of the products or Technology in connection with the business as presently conducted and as currently proposed to be conducted, and the Company’s and the Subsidiaries’ present and currently proposed business practices and methods, do not infringe, violate or constitute an unauthorized use or misappropriation of any Patent, Copyright, Mark, Trade Secret or other similar right, of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any Subsidiary or, to the Company’s Knowledge, any of their present or former employees is a party, and including any intellectual property that might exist with respect to open source software or other intellectual property publicly available for certain types of use). The Intellectual Property owned by or licensed to the Company and the Subsidiaries includes all of the intellectual property rights used by the Company and the Subsidiaries to conduct their business in the manner in which such business is currently being conducted and, to the Knowledge of the Company and the Sellers, as currently proposed to be conducted.

(d) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 4.13(d), neither the Company nor any of the Subsidiaries is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company and the Subsidiaries as currently conducted or proposed to be conducted.

(e) Schedule 4.13(e) sets forth a complete and accurate list of all Contracts to which the Company or any Subsidiary is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any of the Intellectual Property or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property. The Company has delivered to Buyer true, correct and complete copies of each Contract set forth on Schedule 4.13(e), together with all amendments, modifications or supplements thereto.

(f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company and/or the Subsidiaries, enforceable against them in accordance with its terms. Neither the Company nor any Subsidiary is in default under any Intellectual Property License, nor, to the Knowledge of the Company and the Sellers, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(g) No Trade Secret of the Company or any Subsidiary as presently conducted or as presently proposed to be conducted has been authorized to be disclosed or has been actually disclosed by the Company or any Subsidiary to any employee or any third party other than pursuant to a written non-disclosure agreement including reasonable restrictions on the disclosure and use of the Intellectual Property. The Company and the

Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company and the Subsidiaries (including invention disclosures). Each employee, consultant and independent contractor of the Company and the Subsidiaries has entered into a written non-disclosure and invention assignment agreement with the Company or such Subsidiary substantially in a form provided to Buyer.

(h) As of the date hereof, neither the Company nor any of the Subsidiaries is the subject of any pending or, to the Knowledge of the Company and the Sellers, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against the Company or the Subsidiaries or challenging the ownership, use, validity or enforceability of any Intellectual Property. Neither the Company nor any Subsidiary has received notice of any such threatened claim and, to the Knowledge of the Company and the Sellers, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, misappropriation or violation of any intellectual property rights by any Person against the Company or any Subsidiary, or challenging the ownership, use, validity or enforceability of any material Intellectual Property. All of the Company’s and the Subsidiaries’ rights in and to material Intellectual Property are valid and enforceable.

(i) To the Knowledge of the Company and the Sellers, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company or any Subsidiary, and no such claims have been made against any Person by the Company or any Subsidiary.

(j) There are no Orders to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound which restrict, in any material respect, the right to use any of the Intellectual Property.

(k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Buyer’s right to own or use any of the Intellectual Property.

(l) No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned or used by the Company or any Subsidiary. To the Knowledge of the Company and the Sellers, no employee, consultant or independent contractor of the Company or any Subsidiary is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company or any Subsidiary, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m) Schedule 4.13(m) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company or any Subsidiary that is material to the operation of the business of the Company and the Subsidiaries and (ii) all Software that is used by the Company or any Subsidiary in the business of the Company and the Subsidiaries that is not exclusively owned by the Company or any Subsidiary, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than RMB10,000.

(n) No open source software or freeware has been incorporated into the products of the Company or any Subsidiary that would in any way limit the ability to make, use or sell any such product or that would diminish or transfer the rights of ownership in any Intellectual Property or Software of the Company to a third party.

4.14	Material Contracts

(a) Schedule 4.14(a) sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following outstanding Contracts to which the Company or any of the Subsidiaries is a party or by which any of them or their respective assets of properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any Seller or Affiliate thereof or any current or former officer, director, equityholder, member, shareholder or Affiliate of the Company or any of the Subsidiaries;

(ii) Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;

(iii) Contracts for the sale of any of the assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v) Contracts containing covenants of the Company or any of the Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company or any of the Subsidiaries in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of equity interests or shares or assets or otherwise) by the Company or any of the Subsidiaries of any operating business or material assets or the share capital or other equity interests of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) purchase Contracts or commitments giving rise to Liabilities of the Company or any of the Subsidiaries in excess of RMB500,000;

(ix) all Contracts providing for payments by or to the Company or any of the Subsidiaries in excess of RMB250,000 in any fiscal year or RMB1,000,000 in the aggregate during the term thereof;

(x) all Contracts in excess of RMB 100,000 obligating the Company or any of the Subsidiaries to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(xi) Contracts under which the Company or any of the Subsidiaries has made advances or loans to any other Person;

(xii) Contracts providing for severance, retention, change in control or other similar payments;

(xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of RMB200,000;

(xiv) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without severance, penalty or further payment and without more than 30 days’ notice;

(xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company or any of the Subsidiaries;

(xvi) Contracts (or group of related Contracts) which involve the expenditure of more than RMB250,000 annually or RMB500,000 in the aggregate.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or any Subsidiary which is party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 4.14(b), continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in default under any Material Contract, nor, to the Knowledge of the Company or the Sellers, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by the Company, any Subsidiary or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. The Company has delivered to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.15 Employee Benefit Plans

(a) Schedule 4.15(a) sets forth a correct and complete list of all employee benefit plans, and all other employee benefit programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, equity purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of the Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of the Subsidiaries (the “Employees”) (collectively, with statutory social insurance applicable to the Company and the Subsidiaries, the “Employee Benefit Plans”).

(b) Correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been made available or delivered to Buyer by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent actuarial report, if any; (iii) summary plan descriptions; (iv) written communications to employees relating to the Employee Benefit Plans; and (v) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(c) The Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all provisions of applicable central government and provincial government Laws and regulations. To the Company’s knowledge, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

(d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Plans or by Law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet.

(e) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Employee Benefit Plans, the assets of any of the trusts under the Employee Benefit Plans or the sponsor or administrator of any of the Employee Benefit Plans, or against any fiduciary of the Employee Benefit Plans with respect to the operation of any of the Employee Benefit Plans (other than routine benefit claims), nor does the Company or the Sellers have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(f) None of the Employee Benefit Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except at the expense of the participant or the participant’s beneficiary.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan.

(h) Neither the Company nor any of the Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan.

(i) No equity interest, share capital or other security issued by the Company or any of the Subsidiaries forms or has formed a material part of the assets of any Employee Benefit Plan.

(j) Any individual who performs services for the Company or any of the Subsidiaries and who is not currently treated as an employee of the Company or any of the Subsidiaries is correctly categorized as a non-employee.

4.16 Labor

(a) Except as set forth on Schedule 4.16(a), neither the Company nor any of the Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of the Subsidiaries. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 4.16(a), together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Schedule 4.16(b), no Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or the Sellers, threatened to be brought or filed, with any labor relations tribunal. There is no organizing activity involving the Company or any of the Subsidiaries pending or, to the Knowledge of the Company or the Sellers, threatened by any labor organization or group of Employees.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company or the Sellers, threatened against or involving the Company or any of the Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company or the Sellers, threatened by or on behalf of any Employee or group of Employees.

(d) There are no complaints, charges or claims against the Company or any of the Subsidiaries pending or, to Knowledge of the Company or the Sellers, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual (except that such employment or termination of employment or failure to employ is planned by the Buyer in connection with the transactions contemplated under this Agreement). Each of the Company and the Subsidiaries is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, pension plans, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.

4.17 Litigation

Except as set forth in Schedule 4.17, there is no Legal Proceeding pending or, to the Knowledge of the Company or the Sellers, alleged or threatened against the Company or any of the Subsidiaries (or to the Knowledge of the Company or the Sellers, pending or threatened, against any of the officers, directors or employees of the Company or any of the Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of the Subsidiaries is otherwise a party before any Governmental Body; nor to the Knowledge of the Company nor the Sellers is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 4.17, neither the Company nor any Subsidiary is subject to any Order, and neither the Company nor any Subsidiary is in breach or violation of any Order. Except as set forth on Schedule 4.17, neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company or the Sellers, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or, any Company Document or the transactions contemplated hereby or thereby.

4.18 Compliance with Laws; Permits

(a) The Company and the Subsidiaries are in compliance in all material respects with all Laws applicable to its business, operations or assets. Neither the Company nor any Subsidiary has received any notice of or been charged with the violation of any Laws. To the Knowledge of the Company or the Sellers, neither the Company nor any Subsidiary is under investigation by any Governmental Body with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Schedule 4.18 contains a list of all Permits that are required for the operation of the business of the Company and the Subsidiaries as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the failure of which to possess is immaterial, and identifies those Company Permits that have not yet undergone an annual or biennial inspection due in the current year. The Company and the Subsidiaries currently have all Permits that are required for the operation of their respective businesses as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial. Neither the Company nor any Subsidiary is in default or violation, and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Knowledge of the Company or the Sellers, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company or the Sellers, threatened, relating to the suspension, revocation or modification of any Company Permit other than the required amendments to the Company Permit in connection with the transaction contemplated under this Agreement.

4.19 Environmental Matters

Except as set forth on Schedule 4.19 hereto:

(a) the operations of the Company and each of the Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the Company or the Sellers, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company or the Sellers, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) neither the Company nor any of the Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim has been made or is pending, or to the Knowledge of the Company or the Sellers, threatened against the Company or any Subsidiary alleging either or both that the Company or any of the Subsidiaries may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

(d) to the Knowledge of the Company or the Sellers, no facts, circumstances or conditions exist with respect to the Company or any of the Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries or any property to which the Company or any of the Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any of the Subsidiaries incurring unbudgeted Environmental Costs and Liabilities;

(e) there are no investigations of the business, operations, or currently or, to the Knowledge of the Company or the Sellers, previously owned, operated or leased property of the Company or any of the Subsidiaries pending or, to the Knowledge of the Company or the Sellers, threatened which could lead to the imposition of any Environmental Costs and Liabilities or Liens under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company or any Subsidiary with respect to environmental matters;

(g) there is not located at any of the properties currently or (while owned, operated or leased by the Company or any Subsidiary) previously owned, operated or leased by the Company or any of the Subsidiaries any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and

(h) the Company has provided to Buyer all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company or any of the Subsidiaries.

4.20	Insurance

The Company and the Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Company or any of the Subsidiaries is a party or by which it is bound. Set forth in Schedule 4.20 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any of the Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Schedule 4.20, no event relating to the Company or any of the Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company or the Sellers, no threat has been made to cancel any insurance policy of the Company or any of the Subsidiaries during such period. Except as noted on Schedule 4.20, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by the Company or any of the Subsidiaries to give any notice or information or the Company or any of the Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of the Subsidiaries under any such insurance policies.

4.21	Inventories

The inventories of the Company and the Subsidiaries are in good and marketable condition, and are usable and of a quantity and quality saleable in the Ordinary Course of Business. The inventories of the Company and the Subsidiaries set forth in the Balance Sheet were valued at market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of the Company and the Subsidiaries constitute sufficient quantities for the normal operation of business in accordance with past practice.

4.22	Accounts and Notes Receivable and Payable

(a) All accounts and notes receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice, are not excessive and are payable on ordinary trade terms. All accounts and notes receivable of the Company and the Subsidiaries reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of the Company or any of the Subsidiaries (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company and the Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

4.23	Related Party Transactions

Except otherwise set forth in Schedule 4.23, no employee, officer, director, equityholder, shareholder, partner or member of the Company or any of the Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of the Subsidiaries nor does the Company or any of the Subsidiaries owe any amount to, or has the Company or any of the Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any of the Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of the Subsidiaries, (iv) has any claim or cause of action against the Company or any of the Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.

4.24	Customers and Suppliers

(a) Schedule 4.24 sets forth a list of the twenty (20) largest customers (or end-users) of the products and services provided by the Company and the Subsidiaries and the twenty (20) largest suppliers of the Company and the Subsidiaries, as measured by the RMB amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2008, showing the approximate total sales by the Company and the Subsidiaries to each such customer (or end-user) and the approximate total purchases by the Company and the Subsidiaries from each such supplier, during such period.

(b) For the period commencing on the Balance Sheet Date and ending on the date hereof, no customer (or end-user) or supplier listed on Schedule 4.24 has terminated its relationship with the Company or any of the Subsidiaries (or course of dealing upon which the Company or Subsidiaries have relied) or materially reduced or changed the pricing or other terms of its business with the Company or any of the Subsidiaries and, to the Knowledge of the Company or the Sellers, no customer (or end-user) or supplier listed on Schedule 4.24 has notified the Company or the Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any of the Subsidiaries (or the course of dealing upon which the Company or the Subsidiaries have relied).

4.25	Product Warranty; Product Liability

(a) Except as set forth on Schedule 4.25, each product manufactured, sold or delivered by the Company or any of the Subsidiaries in conducting its business has been in conformity with all product specifications all express and implied warranties and all applicable Laws. Neither the Company nor any of the Subsidiaries has any liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.

(b) Except for insignificant repairs and maintenances that may occur during the Ordinary Course of Business, neither the Company nor any of the Subsidiaries has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any of the Subsidiaries with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of the Company or any of the Subsidiaries.

4.26	Banks; Power of Attorney

Schedule 4.26 contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on

Schedule 4.26, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

4.27	No Bribery

None of the Company, any Subsidiary or any Seller nor, to the Knowledge of the Company or the Sellers, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly violated any provision of PRC Law regarding bribery or similar violations.

4.28	Financial Advisors

Except as set forth on Schedule 4.28, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof for which Buyer could be liable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers that:

5.1	Organization and Good Standing

Buyer is a company duly organized, validly existing and in good standing under the laws of the Singapore and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

5.2	Authorization of Agreement

Buyer has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated hereby and thereby (the “Buyer Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement has been, and on or before Closing each Buyer Document will be, duly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been, and each Buyer Document will be at or prior to the Closing, duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

5.3	Conflicts; Consents of Third Parties

(a) Except as set forth on Schedule 5.3 hereto, none of the execution and delivery by Buyer of this Agreement and of the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of association or comparable organizational documents of such Buyer; (ii) any Contract or Permit to which Buyer is a party or by which any of the properties or assets of Buyer is bound; (iii) any Order of any Governmental Body applicable to Buyer or by which any of the properties or assets of Buyer is bound; or (iv) any applicable Law, except in each case where such organizational documents, Contracts, Permits, Orders or Laws are adopted or otherwise take effect after the Closing or where such violation or default arises from actions or omissions by any Person other than Buyer.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents or the compliance by Buyer with any of the provisions hereof or thereof, except for the consents, approvals, permits, licenses expressly set forth in this Agreement.

5.4	Capital Source

The Buyer has sufficient and lawful capital sources to consummate the transaction as contemplated by this Agreement.

5.5	Litigation

There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or to which Buyer is otherwise a party relating to this Agreement, the Buyer Documents or the transactions contemplated hereby and thereby.

5.6	Financial Advisors

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

COVENANTS

6.1	Access to Information; Confidentiality

The Sellers shall cause the Company to, and the Company shall cause the Subsidiaries to, afford to Buyer and its accountants, counsel, financial advisors and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon prior notice throughout the period prior to the Closing, to the Company’s and the Subsidiaries’ respective properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company’s or the Subsidiaries’ or their respective independent public accountants, internal audit reports, and “management letters” (if any) from such accountants with respect to the Company’s or any of the Subsidiaries’ systems of internal control), Contracts and records of the Company and the Subsidiaries and, during such period, shall promptly furnish such information concerning the businesses, properties and personnel of the Company and the Subsidiaries as Buyer shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. Prior to the Closing, the Sellers shall cause the Company to keep the Buyer informed as to all material matters involving the operations and businesses of the Company and each of the Subsidiaries. The Sellers shall cause Company to authorize and direct the appropriate directors, managers and employees of each such Subsidiary to have preliminary discussions as to matters involving the operations and business of the Company or such Subsidiary, as the case may be, with representatives of Buyer and its prospective lenders or placement agents and other financial sources.

6.2	Conduct of the Business Pending the Closing

(a) Except as otherwise expressly provided in this Agreement or with the prior written consent of the Buyer, between the date hereof and the date on which the original copy of the amended business license of the Company (indicating that the Buyer is the sole shareholder of the Company) and all of the Company’s official chops, stamps and seals are handed over to the Buyer, the Sellers shall cause the Company to, and the Company shall cause the Subsidiaries to:

(i) conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business;

(ii) preserve (A) the present business operations, organization (including officers and employees) and goodwill of the Company and the Subsidiaries and (B) the present relationships with Persons having business dealings with the Company and the Subsidiaries (including customers (or end-users) and suppliers);

(iii) maintain (A) all of the assets and properties of, or used by, the Company and the Subsidiaries in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Company and the Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable using normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Company and the Subsidiaries;

(v) comply with the capital expenditure plan of the Company and the Subsidiaries for 2009 as previously provided to Buyer, including making such capital expenditures in the amounts and at the times set forth in such plan; and

(vi) comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Buyer, the Sellers shall cause Company not to, and the Company shall cause the Subsidiaries not to:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the share capital of, or other equity interests or ownership interests in, the Company or any of the Subsidiaries or repurchase, redeem or otherwise acquire any outstanding share capital, equity interests or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

(ii) transfer, issue, sell, pledge, encumber or dispose of any equity interests, share capital or other securities of, or other ownership interests in, the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests, share capital or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

(iii) effect any recapitalization, reclassification, share split, combination or like change in the capitalization of the Company or any of the Subsidiaries, or amend the terms of any outstanding securities of the Company or any Subsidiary;

(iv) amend the articles of association or equivalent organizational or governing documents of the Company or any of the Subsidiaries;

(v) (A) increase the salary or other compensation of any director, officer or employee of the Company or any of the Subsidiaries, except for normal year-end increases in the Ordinary Course of Business (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of the Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any Subsidiary (or amend any such agreement to which the Company or any of the Subsidiaries is a party);

(vi) (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company or any of the Subsidiaries; or (C) modify the terms of any Indebtedness or other Liability of the Company or any Subsidiary;

(vii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company or any of the Subsidiaries;

(viii) acquire any material properties or assets by the Company or any Subsidiary or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company and the Subsidiaries, other than in the Ordinary Course of Business;

(ix) enter into or agree to enter into any merger or consolidation by the Company or any Subsidiary with any corporation or other entity, or engage the Company or any Subsidiary in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person by the Company or any Subsidiary;

(x) cancel or compromise any debt or claim or waive or release any material right of the Company or any of the Subsidiaries except in the Ordinary Course of Business;

(xi) enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of RMB200,000 for any individual commitment and RMB500,000 for all commitments in the aggregate;

(xii) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of the Subsidiaries;

(xiii) introduce any material change with respect to the operation of the Company or any of the Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(xiv) enter into any transaction by the Company or any Subsidiary or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business of the Company or any Subsidiary;

(xv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons of the Company or any Subsidiary;

(xvi) make a change in its accounting or Tax reporting principles, methods or policies of the Company or any Subsidiary;

(xvii) (A) make, change or revoke any Tax election by the Company or any Subsidiary, settle or compromise any Tax claim or liability of the Company or any Subsidiary or enter into a settlement or compromise by the Company or any Subsidiary, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes by the Company or any Subsidiary, or (B) prepare or file any Tax Return (or any amendment thereof) by the Company or any Subsidiary unless such Tax Return shall have been prepared in a manner consistent with past practice and the Company shall have provided Buyer a copy thereof (together with supporting papers) at least three Business Days prior to the due date thereof for Buyer to review and approve (such approval not to be unreasonably withheld or delayed);

(xviii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xix) terminate, amend, restate, supplement or waive any rights of the Company or any Subsidiary under any (A) Material Contract, Company Property, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

(xx) settle or compromise any pending or threatened Legal Proceeding or any claim or claims by the Company or any Subsidiary for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than RMB 500,000;

(xxi) change or modify the credit, collection or payment policies, procedures or practices of the Company or any Subsidiary, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xxii) take any action that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xxiii) agree to do anything (A) prohibited by this Section 6.2, (B) that would make any of the representations and warranties of the Sellers in this Agreement or any of the Seller Documents or Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect; and

(xxiv) make any decision that would cause or otherwise allow any rights in any Intellectual Property to be altered (except for Intellectual Property applications as such are processed in the Ordinary Course of Business), forfeited, lapsed, or revoked.

6.3	Third Party Consents

The Sellers shall cause Company to use, and the Company shall cause the Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement (except for such matters covered by Section 6.4). All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Buyer, and executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

6.4	Governmental Consents and Approvals

Each of Buyer, the Sellers shall, and Sellers shall cause the Company to, and the Company shall cause each of the Subsidiaries to, use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or are required in connection with, the transactions contemplated by this Agreement, including without limitation to (A) approval by the SCC regarding the equity transfer under this Agreement; (B) registration with the SAIC and receipt of an amended business license in connection with the Company’s conversion to a wholly foreign-owned enterprise by Buyer; (C) approval by SAFE regarding the payment, transfer and conversion of the Purchase Price.

6.5	Further Assurances

Subject to, and not in limitation of, Section 6.4, each of the Sellers and the Buyer shall, and the Sellers shall cause the Company to, use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. To be specific, the Buyer and Sellers shall use their commercially reasonable efforts to prepare and submit all the application documents required by relevant Government Bodies to consummate the transactions contemplated by this Agreement.

6.6	No Shop

(a) The Sellers shall not and the Sellers shall cause the Company to not, and shall not permit the Subsidiaries or any of the Affiliates, directors, officers, employees, representatives or agents of the Sellers, the Company or any of the Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any of the Subsidiaries or any equity interest or other ownership interests of the Company or any of the Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or the Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) The Sellers shall, and Sellers shall cause the Company to, notify Buyer orally and in writing promptly (but in no event later than 24 hours) after receipt by any of the Sellers, the Company, the Subsidiaries or any of the Representatives thereof of any proposal or offer from any Person other than Buyer to effect an Acquisition Transaction or any request for non-public information relating to the Company or any of the Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person other than Buyer. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. The Sellers shall, and Sellers shall cause the Company to, keep Buyer informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c) The Sellers shall, and Sellers shall cause the Company to (and the Sellers and the Company shall cause their Representatives to, and the Company shall cause the Subsidiaries and their Representatives to), immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction. The Sellers shall not, and shall cause the Company not to (and the Company agrees to cause the Subsidiaries not to), release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of the Subsidiaries is a party.

6.7	Non-Competition; Non-Solicitation; Confidentiality

(a) For a period of (5) years from and after the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the manufacturing, marketing, research and development of diagnosis equipment and reagents with respect to (i) prenatal, neonatal and maternal testing; and (ii) infectious diseases, Hepatitis B and other related diseases or that otherwise competes with the Company or any of the Subsidiaries (a “Restricted Business”); provided, however, that the restrictions contained in this Section 6.7(a) shall not restrict the acquisition by the Sellers, directly or indirectly, of less than 1% of the outstanding share capital of any publicly traded company engaged in a Restricted Business.

(b) For a period of (5) years from and after the Closing Date, the Sellers shall not, and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Company or the Subsidiaries to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, end-user, supplier, or licensor of the Company or any of the Subsidiaries (including any existing or former customer or end-user of the Company or the Subsidiaries and any Person that becomes a client, customer or end-user of the Company or any of the Subsidiaries after the Closing) or any other Person who has a material business relationship or course of dealing with the Company or any of the Subsidiaries or its business, to terminate or modify to the detriment of the Company any such actual or prospective relationship or course of dealing.

(c) From and after the Closing Date, the Sellers shall not and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information (as defined below). The Sellers shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Sellers shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 6.7(c), “Confidential Information” means any information with respect to the Company or any of the Subsidiaries, including methods of operation, customer or end-user lists, products, prices, fees, costs, Technology, inventions, Trade

Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d) The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate. Therefore, Buyer will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7. The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies that Buyer may have hereunder or at law or in equity. In the event that Buyer were to seek damages for any breach of this Section 6.7 and the claim of breach were finally supported by the competent arbitration agency or court, the liquidated damages entitled to Buyer shall in any way be no less than RMB 10,000,000 and the Sellers hereby confirm that this minimum liquidated damages for the breach of this Section 6.7 is fair and reasonable considering the special, unique and extraordinary character of such breach. The portion of the consideration delivered to the Sellers hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages. For the avoidance of doubt, the aforesaid liquidated damages are only applicable to the Seller(s) having breached the provisions of this Section 6.7, and the other Seller(s) shall have no obligation to make compensation for such breach.

(e) The parties hereto agree that, if any arbitration agency or court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature that is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(f) The Sellers agree that the non-competition, non-solicitation and confidentiality obligations under this Section 6.7 is a fair and reasonable commercial arrangement between the Sellers and Buyer whose construction, interpretation, validity and enforcement shall be independent from and not in any way be affected by or have impact on the Key Management Employment Contracts, which will be entered into by the Company and relevant Employees after the Closing, no matter whether or not such Employees are concurrently acting as the Sellers hereto.

6.8	Preservation of Records

Subject to any retention requirements relating to the preservation of Tax records, the Sellers agree that they shall (and shall cause the Company and the Subsidiaries to) preserve and keep the records held by them relating to the respective businesses of the Company and the Subsidiaries for a period of seven years from the Closing Date and shall make such records and personnel available to Buyer as may be reasonably required by Buyer in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers, the Company, the Subsidiaries or any of their Affiliates or in order to enable Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event a Seller wish to destroy (or permit to be destroyed) such records after that time, he/she shall first give 90 days prior written notice to Buyer and Buyer shall have the right at its option and expense, upon prior written notice given to such Seller within that 90 day period, to take possession of the records within 180 days after the date of such notice.

6.9	Publicity

(a) The Buyer, Sellers shall not, and the Sellers shall cause the Company and its Subsidiaries not, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Buyer, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Buyer or its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

(b) Each of Buyer, the Sellers agree, and the Sellers shall cause the Company and its Subsidiaries to agree, that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Buyer and the Sellers (as applicable) agrees to, and the Sellers shall cause the Company and its Subsidiaries to agree to, use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the securities regulatory authority (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement the other party shall request.

(c) Except as consented by the Sellers, before making the payments provided in Section 2.3, the Buyer shall keep confidential any confidential information of the Company. In the event that this Agreement is terminated or dissolved and the Equity Interests are returned to the Sellers pursuant to Section 9.4,, the Buyer shall also undertake the obligation of confidentiality under this Section 6.9(c) for a period of two (2) years.

6.10	Use of Name

The Sellers hereby agree that upon the Closing, Buyer and the Company shall have the sole right to the use of the name “Sym-Bio( )” or similar names and any service marks, trademarks, trade names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company and the Subsidiaries, including but not limited to any name or mark confusingly similar thereto and the Marks listed on Schedule 4.13(a) (collectively, the “Company Marks”). The Sellers shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks. Each of the Sellers shall, and shall cause each its Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Company or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than 90 days following the Closing Date, the Sellers shall remove, strike over or otherwise obliterate all Company Marks from all materials held by, or under the control of, the Sellers and their post-closing Affiliates, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. Further, at, or as soon as legally practicable after, the Closing (but in any event within ten days after the Closing Date), each of the Sellers shall, and shall cause its respective Affiliates to, remove any Company Mark from its legal name by appropriate legal proceedings in the jurisdiction of its organization and in each jurisdiction where such entity has registered to do business.

6.11	Environmental Matters

(a) The Sellers shall cause the Company to permit Buyer and Buyer’s environmental consultant, to conduct such investigations of the environmental conditions of any real property operated or leased by or for the Company or any Subsidiary and the operations conducted thereat (subject to any limitations contained in valid, previously executed leases as Buyer, in its sole discretion, shall deem necessary or prudent) (“Buyer’s Environmental Assessment”). Any Environmental Assessment performed by Buyer shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company.

(b) The Sellers shall cause the Company to promptly file all materials required by Environmental Laws as a result of or in furtherance of the transaction contemplated hereunder and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Company’s business. Buyer shall cooperate in all reasonable respects with the Company with respect to such filings.

6.12	Related-Party Transactions with Non-Management Affiliates

On or prior to the Closing Date, the Sellers shall cause the Company and the Subsidiaries to (a) terminate all Contracts with any of the Sellers or their respective Affiliates (other than (i) those Contracts set forth on Schedule 6.12 and (ii) Contracts between the Company and the Subsidiaries, Contracts between the Company and the Subsidiaries and their respective officers and employees and Contracts the continuation of which Buyer has approved in writing) and (b) deliver releases executed by such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 6.12 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that in no event shall the Company or any of the Subsidiaries pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

6.13	Monthly Financial Statements

As soon as reasonably practicable, but in no event later than 10 days after the end of each calendar month during the period from the date hereof to the Closing, the Sellers shall cause the Company to provide Buyer with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) of the Company for such preceding month. As soon as reasonably practicable, but in no event later than 10 days after the end of each calendar month, during the period from the date hereof to the Closing, the Sellers shall cause the Company to provide Buyer with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Company and the Subsidiaries in the Ordinary Course of Business) of each of the Subsidiaries for which financial statements are prepared (to the extent the same are prepared in the Ordinary Course of Business) for such preceding month.

6.14	Fees and Expenses

At or prior to the Closing, the Sellers shall cause the Company to pay and discharge the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing.

6.15	Notification of Certain Matters

The Sellers shall give notice to Buyer and Buyer shall give notice to the Sellers, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against any of the Sellers, the Company or any of the Subsidiaries related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

6.16	Debt

No later than the third Business Day prior to the Closing Date, the Sellers shall cause the Company to provide Buyer with (i) a certificate of the Company setting forth an estimate of the balance of all Indebtedness of the Company and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date and (ii) (if reasonably required by the Buyer and as practically as possible) customary pay-off letters from all holders of Indebtedness to be repaid as of or prior to the Closing. The Sellers shall cause the Company to also make arrangements reasonably satisfactory to Buyer for such holders to provide to Buyer recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Buyer prior to the Closing such that all Liens on the assets or properties of the Company or any of the Subsidiaries that are not Permitted Exceptions or as set forth in Schedule 4.9(i) shall be satisfied, terminated and discharged on or prior to the Closing Date. On the Closing Date prior to the Closing, the Sellers shall cause the Company to deliver to Buyer a certificate of the Company setting forth all Indebtedness of the Company and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date.

6.17	Resignation of Directors

Seller shall cause each of the directors of the Company and the Subsidiaries set forth on Schedule 6.17 to submit a letter of resignation effective on or before the Closing Date.

ARTICLE VII

CONDITIONS TO CLOSING

7.1	Conditions Precedent to Obligations of Buyer

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Sellers shall be true and correct as of the date of this Agreement and as of the Closing Date;

(b) the Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company or any of the Subsidiaries, or Buyer, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) Buyer shall have received a certificate signed by each Seller and by each of the Chief Executive Officer and Chief Financial Officer (or comparable officers) of the Company, each in form and substance reasonably satisfactory to Buyer, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a)-(d) have been satisfied in all respects;

(f) the Sellers, the Company or the Subsidiaries shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(g) any Environmental Assessment performed by Buyer at the properties shall not have revealed any circumstances that could reasonably be expected to result in (1) the criminal prosecution of the Company or any Subsidiary or any director, officer or employee of the Company or any Subsidiary under Environmental Laws, (2) any suspension or closure of operations at the Company’s or any Subsidiary’s properties or facilities or the revocation or termination of any Environmental Permits or (3) any Environmental Costs and Liabilities that, individually or in the aggregate, will or could reasonably be expected to result in a Material Adverse Effect;

(h) All of the Key Management shall be active and employed by the Company in the same positions as such Key Management held as of the Closing Date, unless otherwise agreed to with the Buyer;

(i) the Company shall have obtained all Permits (including Environmental Permits) required under Law (including Environmental Laws) for Buyer to conduct the operations of the Company’s business as of the Closing Date; and

(j) Buyer shall have received the items listed in Sections 2.5.

7.2	Conditions Precedent to Obligations of the Sellers

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Buyer set forth in this Agreement qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the

Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) Buyer shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and

(e) Buyer and the Escrow Agent shall have entered into and executed the Escrow Agreement substantially in the form of Exhibit D.

ARTICLE VIII

INDEMNIFICATION

8.1	Survival of Representations and Warranties

The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document, Company Document or Buyer Document shall survive the Closing through and including the second anniversary of the Closing Date; provided, however, that the representations and warranties (a) of the Sellers set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authorization of Agreement), 3.4 (Ownership and Transfer of Equity Interests), 3.6 (Financial Advisors), 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Subsidiary) and 4.28 (Financial Advisors), shall survive the Closing indefinitely, (b) of the Sellers set forth in Sections 4.10 (Taxes), 4.15 (Employee Benefit Plans) and 4.19 (Environmental Matters) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (c) of Buyer set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement) and 5.6 (Financial Advisors) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Sections 8.2(a)(i) and 8.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.3(a) before the termination of the applicable Survival Period.

8.2	Indemnification

(a) Subject to Sections 8.1, 8.3 and 8.4 hereof, the Sellers hereby agree, jointly and severally, to indemnify and hold Buyer, the Company, and their respective directors, officers, employees, Affiliates, equityholders, agents, attorneys, representatives, successors and assigns (if applicable according to law) (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Sellers in this Agreement or in any Seller Document or Company Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers or (prior to the Closing) the Company under this Agreement or any Seller Document or Company Document;

(iii) imposed under or pursuant to any Environmental Laws (including any loss of use of Company Property or any tangible personal property of the Company or any of the Subsidiaries) arising from or related to any condition, act or omission by the Company or any Subsidiary or any predecessor thereof or related to the operations of the Company or any Subsidiary or any predecessor thereof at any real property currently or formerly operated or leased by the Company or any Subsidiary or any predecessor thereof, whether known or unknown, accrued or contingent, to the extent existing on or prior to the Closing Date, including any Environmental Costs and Liabilities and any liabilities imposed pursuant to any Law associated with a Release of Hazardous Materials other than Losses caused resulting solely from any changes in Environmental Laws following the Closing Date;

(iv) based on or attributable to (A) any employment-related liability with respect to the employment between the Company or any of its Subsidiary and Employees or arising from the termination of such employment on or prior to the Closing Date (including any workforce restructuring Liabilities) and (B) any liability relating to, arising under any Company Benefit Plans or otherwise;

(v) arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker,

finder or financial advisor for the Sellers or the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement.

(b) Subject to Sections 8.1 8.3, and 8.4, the Buyer hereby agrees to indemnify and hold the Sellers and their respective Affiliates, equityholders, members, shareholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all Losses:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Buyer in this Agreement or in any Buyer Document to be true and correct in all respects at the date hereof and as of the Closing Date; and

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Buyer under this Agreement or any Buyer Document.

8.3	Indemnification Procedures

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 hereof (regardless of the limitations set forth in Section 8.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge that is covered by this indemnity to be forwarded to the indemnifying party.

Subject to the provisions of this Section 8.3, within ten (10) days after Buyer has informed the Sellers the Third Party Claim, the Sellers shall recommend counsel, with the consent of Buyer, representing the Company to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder. If Buyer elects in its sole discretion to allow the Sellers, at their request, to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by them hereunder, the Sellers must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve their rights in this regard. If the Sellers fail to recommend a counsel in the above period or to obtain consent from Buyer with respect to choice of counsel, Buyer shall have the right to select a counsel as its representative to deal with the Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim pursuant to the terms and conditions hereof, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim.

The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c) Any indemnification amount shall be agreed by the Parties through consultation. If such consultation fails, it shall be submitted to arbitration according to Section 10.4 herein.

8.4	Limitations on Indemnification for Breaches of Representations and Warranties

(a) An indemnifying party shall not have any liability under Section 8.2(a)(i) or Section 8.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds RMB200,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses; provided that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authorization of Agreement), 3.4 (Ownership and Transfer of Equity Interests), 3.6 (Financial Advisors), 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.10 (Taxes), 4.15 (Employee Benefit Plans), 4.19 (Environmental Matters) and 4.28 (Financial Advisors), and 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement) and 5.6 (Financial Advisors) hereof.

(b) Neither the Sellers nor Buyer shall be required to indemnify any Person under Section 8.2(a)(i) or 8.2(b)(i) for an aggregate amount of Losses exceeding RMB200,000,000 (the “Cap”) in connection with Losses related to the failure to be true and correct of any of the representations or warranties of the Sellers or Buyer in Articles III, IV and V, respectively; provided that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations or warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authorization of Agreement), 3.4 (Ownership and Transfer of Equity Interests), 3.6 (Financial Advisors), 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.7 (Ownership and Transfer of Equity Interests), 4.10 (Taxes), 4.15 (Employee Benefit Plans), 4.19 (Environmental

Matters) and 4.28 (Financial Advisors), and 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement) and 5.6 (Financial Advisors) of this Agreement.

(c) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(d) The Sellers shall have no right of contribution or other recourse against the Company or the Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Claims asserted by Buyer Indemnified Parties.

8.5	Indemnification in Relation to Final Closing Net Assets

(a) Closing Net Assets Statement.

The Sellers and Buyer agree that the estimated consolidated net assets of the Company and its Subsidiaries as of the Closing Date is RMB 82,662,000 (“Estimated Closing Net Assets”) and further agree that Buyer will true up the Estimated Closing Net Assets within 60 days after the Closing, as such, Buyer shall deliver to the Seller Representative a statement reflecting final consolidated net assets of the Company and its Subsidiaries as of the Closing Date (“Final Closing Net Assets Statement”). The Final Closing Net Asset Statement shall be prepared in a manner using the same accounting methods, practices, principals, policies and procedures, with consistent classifications, judgments and valuations, estimation and accruals methodologies as used in the Reference Balance Sheet set forth in Exhibit O.

(b) Acceptance of Statements; Dispute Procedures.

The Final Closing Net Assets Statement delivered by Buyer to the Seller Representative shall be conclusive and binding upon the parties unless the Seller Representative, within 30 days after delivery to the Seller Representative of the Final Closing Net Assets Statement, notifies the Buyer in writing that the Seller Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Final Closing Net Assets Statement, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 20 days after notice is given by the Seller Representative to Buyer pursuant to the second preceding sentence, the parties shall submit the dispute to the Shanghai office of a mutually satisfactory internationally recognized independent accounting (the “Arbiter”) for resolution. If the parties cannot agree on the selection of a partner at an independent accounting firm to act as Arbiter, the parties shall request the Arbitration Agency (defined in Section 10.4 hereof) to appoint such an accounting firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 20 days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an accounting expert and not as an arbitrator), based solely on written submissions by Buyer and the Seller Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Final Closing Net Assets Statement which shall be conclusive and binding on the parties. All proceedings conducted by the Arbiter shall take place in Shanghai. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 8.5 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Buyer and the Sellers based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, if the items in dispute total in amount to RMB10,000 and the Arbiter awards RMB6,000 in favor of the Sellers’ position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Sellers.

(c) Indemnification.

Upon final determination of the Final Closing Net Assets Statement as provided in Section 8.5(b) above, (A) if the Final Closing Net Assets is greater than the Estimated Closing Net Assets, and such difference is more than or equals to RMB750,000, then the Buyer shall pay to Sellers the amount of such difference no later than five business days after such final determination, or (B) if the Final Closing Net Assets is less than the Estimated Closing Net Assets, and such difference is more than or equals to RMB750,000, then the Sellers shall pay to Buyer the amount of such difference no later than five business days after such final determination. To the avoidance of doubt, if the difference between the finally determined Final Closing Net Assets and the Estimated Closing Net Assets is less than RMB750,000, then such difference shall be disregarded and neither party shall indemnify the other party.

8.6	Tax Matters

(a) Tax Indemnification. The Sellers hereby agree, jointly and severally, to be liable for and to indemnify and hold Buyer Indemnified Parties harmless from and against, and pay to Buyer Indemnified Parties the amount of any and all Losses in respect of (i) all Taxes of the Company and the Subsidiaries (or any predecessor thereof) for any taxable period ending on or before the Closing Date, (ii) the failure of any of the representations and warranties contained in Section 4.10 hereto to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes, and (iii) any failure by the Sellers to timely pay any and all Taxes required to be borne by the Sellers pursuant to Section 8.6(d).

(b) Filing of Tax Returns; Payment of Taxes.

(i) The Sellers shall cause the Company and the Subsidiaries to timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice. The Sellers shall cause the Company and the Subsidiaries to provide Buyer with copies of such completed Tax Returns promptly prior to the due date for filing thereof, along with supporting workpapers, for Buyer’s review and approval.

(ii) Following the Closing, Buyer shall cause to be timely filed all Tax Returns required to be filed by the Company after the Closing Date and, subject to the rights to payment from the Sellers under Section 8.6(b)(iii) below, pay or cause to be paid all Taxes shown due thereon.

(iii) Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Buyer has the responsibility to cause to be filed pursuant to Section 8.6(b)(ii), the Sellers shall pay to Buyer the amount of Taxes owed by the Sellers pursuant to the provisions of Section 8.6(a). No payment pursuant to this Section 8.6(b)(iii) shall excuse the Sellers from its indemnification obligations pursuant to Section 8.6(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Sellers’ payment under this Section 8.6(b)(iii).

(c) Tax Audits.

(i) If notice of any Legal Proceeding with respect to Taxes of the Company (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 8.6(a), the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 8.6 except to the extent that the other party is actually and materially prejudiced thereby.

(ii) Buyer shall have the right, at the expense of the Sellers to the extent such Tax Claim is subject to indemnification by the Sellers pursuant to Section 8.6(a) hereof, to represent the interests of the Company in any Tax Claim; provided, that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, Buyer shall not settle such claim without the consent of the Sellers, which consent shall not be unreasonably withheld.

(d) Transfer Taxes. The parties hereto shall, according to law, be liable for and pay all their respective sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body in connection with the transactions contemplated by this Agreement. If there is no relevant provision under laws, the Sellers and the Buyer shall each pay 50%.

(e) Disputes. Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Sellers and Buyer. The fees and expenses of such accounting firm shall be borne equally by the Sellers, on the one hand, and Buyer on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return deems correct.

(f) Time Limits. Buyer’s claim for indemnity under this Section 8.6 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(g) Exclusivity. The indemnification provided for in this Section 8.6 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 4.10 herein. In the event of a conflict between the provisions of this Section 8.6, on the one hand, and the provisions of Sections 8.1 through 8.4, on the other, the provisions of this Section 8.6 shall control.

8.7	Indemnity Payments

Any payment to be made by the Sellers to Buyer pursuant to the indemnification set forth in this Article VIII will first be made as a payment from the Escrow Account in accordance with the terms of the Escrow Agreement. Any payment to be made by Buyer to the Sellers pursuant to the indemnification set forth in this Article VIII will be paid to the bank accounts designated by such Sellers and if any such payment is delayed, Sellers shall have the right to seek such payment from the Company.

8.8	Tax Treatment of Indemnity Payments

If any indemnification payment under Article VIII is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE IX

TERMINATION

9.1	Termination of Agreement

This Agreement may be terminated prior to the Closing as follows:

(a) At the election of the Seller Representative or Buyer on or after December 31, 2009 (such date, as it may be extended by mutual written consent of the Seller Representative and Buyer, the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(b) Notwithstanding the provisions of the above Section 9.1(a), if SCC issues an approval letter to approve the equity interest transfer contemplated hereunder in December 2009, the deadline as specified in the above Section 9.1(a) shall be automatically extended by one month to January 31, 2010;

(c) by mutual written consent of the Seller Representative and Buyer;

(d) by written notice from Buyer to the Seller Representative that there has been an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or could reasonably be expected to have a Material Adverse Effect;

(e) by the Seller Representative or Buyer if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(f) by Buyer if any Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Seller shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Seller Representative from the Buyer of notice of such breach; or

(g) by the Seller Representative if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Buyer from the Seller Representative of notice of such breach.

9.2	Procedure Upon Termination

In the event of termination and abandonment by Buyer or the Seller Representative, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the transaction contemplated hereby shall be abandoned, without further action by Buyer or the Sellers.

9.3	Effect of Termination

In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer and any Seller; provided, however, if this Agreement is terminated by Buyer pursuant to Section 9.1(d), 9.1(e) or 9.1(f), the Sellers, in addition to any other liabilities accruing hereunder, shall be liable for and shall pay within five Business Days after such termination the cost of all filing or other fees paid by Buyer to any Governmental Body in respect of the transactions contemplated by this Agreement; provided, however, that the obligations of the parties set forth in this Section 9.3, Article X, Section 6.7(c) and Section 6.9 hereof shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 9.3 shall relieve Buyer or any Seller of any liability for a breach of this Agreement prior to the effective date of termination.

9.4	Equity Interests Reverse

If in any case this Agreement is terminated pursuant to this Article IX, and at the time of or prior to such termination, the Equity Interests have been registered in SAIC as owned by the Buyer, both parties shall within the shortest possible time take all necessary measures to return the Equity Interests to the Sellers. If at this time the Buyer has dispatched directors to the Company, the Buyer shall immediately replace the directors as required by the Sellers, and prior to such replacement, the Buyer shall cause the directors dispatched by it and who have not been replaced to act as per the request of the Sellers.

ARTICLE X

MISCELLANEOUS

10.1	Expenses

Except as otherwise provided in this Agreement, the Sellers and Buyer shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

10.2	Seller Representative

(a) Each Seller hereby irrevocably appoints Mr. Zhang Sheng (the “Seller Representative”) as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to the transfer of such Seller’s Shares to Buyer in accordance with the terms and provisions of this Agreement and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Seller Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement;

(ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Seller shall execute and deliver any such documents which the Seller Representative agrees to execute);

(iii) to terminate this Agreement if the Sellers are entitled to do so;

(iv) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(v) to take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Seller which the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present.

(b) If Mr. Zhang Sheng becomes unable to serve as Seller Representative, Mr. Xin Weidong, or such other Person or Persons as may be designated by a majority of the Sellers, shall succeed as the Seller Representative.

10.3	Specific Performance

The Sellers acknowledge and agree that a breach of this Agreement would cause irreparable damage to Buyer and that Buyer will not have an adequate remedy at law. Therefore, the obligations of the Sellers under this Agreement, including the Sellers’ obligation to sell the Equity Interests to Buyer, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.4	Dispute Resolution

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be submitted to China International Economic and Trade Arbitration Commission Shanghai branch (the Arbitration Agency”) for arbitration according to the then effective rules of the Arbitration Agency.

(b) Any award made by the arbitral tribunal of Arbitration Agency shall be final and binding on the Selling Parties and Buyer, who hereby exclude any right to commence proceedings in or any right of appeal to any court that might otherwise have jurisdiction in respect of the matter and in respect of the parties’ or the Company’s directors, employees or agents, and such award shall be enforceable in any court having jurisdiction, or application may be made to such court for assistance in enforcing the award, as the case may be. If it becomes necessary for a party to enforce an arbitral award by legal action of any kind, the defaulting party shall pay all reasonable costs and expenses and attorney’s fees, including, but not limited to, any cost of additional litigation or arbitration that shall be incurred by the party seeking to enforce the award.

(c) No arbitration of any dispute or difference shall commence unless the parties have genuinely attempted to settle the same amicably for a period of forty-five (45) days after the date of the giving of a written notice of arbitration by one party hereto to the other, which notice shall describe generally the nature of the dispute.

(d) The costs of arbitration shall be borne by the losing party or according to the arbitration award made by the arbitral tribunal of Arbitration Agency.

(e) When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the parties shall continue to fulfill their respective obligations (and shall be entitled to exercise their rights) under this Agreement.

10.5	Entire Agreement; Amendments and Waivers

This Agreement (including the schedules and exhibits hereto), the Seller Documents and the Buyer Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.6	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

10.7	Notices

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt) or three (3) business days after such deposit for international deliveries, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Seller, to that Seller’s communication address below:

Name	Communication Address	Telephone
ZHANG Sheng	Room 501, No. 38, Lane 666, LongDong Avenue, Shanghai (201203)	13901746822

XIN Weidong	Room 1108, No. 4 Lane 123, Yanping Road, Shanghai (200042)	13901863930

YIN Cong	Room 2001, No., 6, Lane 401, Jiangyin Street, Shanghai (200011)	13671979513

WU Guanying	Room 502, No. 7, Lane 399, Minchun Road, Shanghai (201209)	13701950406

DAI Changsheng	Room 602, No. 20, Lane 600, Yushan Road, Shanghai (200135)	13501759892

LI Jianhua	Room 802, No. 8, Lane 100, East Tianlin Road, Xuhui District Shanghai (200233)	13501623117

WU Fengbo	Suzhou Sym-Bio LifeScience Technology Co., Ltd., No., 36, East Luoyang Road, Taicang city, Jiangsu Province (215400)	13915496725

SUN Tianbao	Room 402, No. 22, Lane 2970, Pudong Avenue, Pudong New District, Shanghai (200129)	13585745683

XU Peng	Room 202, No. 65, Lane 999, South Qilianshan Road, Putuo District, Shanghai (200333)	13311918938

QI Xiaofen	Room 801, No. 8, Lane 100, East Tianlin Road, Xuhui District, Shanghai (200233)	13817382833

ZHANG Tian	Room 3303, Tianzidou Building, No. 33, Hubu Street, Baixia District, Nanjing (210002)	18913967178

WANG Xijiong	Room 702, No. 2, Lane 485, Fenxi Road, Shanghai (200435)	13901888450

With a copy to:

Grandall Legal Group (Shanghai)

31/F, Nan Zheng Building, 580 West Nanjing Road

Shanghai, P.R. China 200041

Facsimile: +86 21 5234 1670

Attention: Mr. Ni Jun Ji

If to Buyer, to:

Rodyk & Davidson LLP

80 Raffles Place

#33-00 UOB Plaza 1

Singapore 048624

Fax: +65 6557 0765

Attention: Marian Ho

With a copy to:

PerkinElmer, Inc.

940 Winter Street

Waltham, MA 02451-1457

Fax: +781-663-5969

Attention: Joel Goldberg

and

MWE China Law Offices

Floor 28, Jin Mao Tower 88, Century Boulevard, Pudong New District

Shanghai 200120, P.R. China

Facsimile: +86 21 6105 0501

Attention: Mr. Kevin Qian

A delivery between the People’s Republic of China and Hong Kong shall be considered an international delivery.

10.8	Severability

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9	Binding Effect; Assignment

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement other than Buyer Indemnified Parties and Seller Indemnified Parties and except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or Buyer (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Buyer may assign this Agreement and any or all rights or obligations hereunder (including Buyer’s rights to purchase the Equity Interests and Buyer’s rights to seek indemnification hereunder) to any Affiliate of Buyer, any Person from which it has borrowed money or any Person to which Buyer or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

10.10	Non-Recourse

No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Buyer shall have any liability for any obligations or liabilities of Buyer under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.11	Counterparts

This Agreement is written and executed in Chinese and English and both versions shall have equal force and effect. Each Party acknowledges that it has reviewed both language texts and that they are substantially the same in all material respects. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12	Review by Legal Counsel

Each of the Parties agrees that it has read and had the opportunity to review this Agreement with its legal counsel. Accordingly, the rule of construction that any ambiguity contained in this Agreement shall be construed against the drafting party shall not apply.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PERKINELMER IVD PTE. LTD.

/s/ Daniel Marshak
By:	Daniel Marshak
Title:	Director

SELLERS:

Name	ID Number	Signature
ZHANG Sheng	310222197001060210	/s/ Zhang Sheng
XIN Weidong	310109196811131614	/s/ Xin Weidong
YIN Cong	310101195602210046	/s/ Yin Cong
WU Guanying	34011119400607802X	/s/ Wu Guanying
DAI Changsheng	340111196505208019	/s/ Dai Changsheng
LI Jianhua	31022219700225261X	/s/ Li Jianhua
WU Fengbo	43030319651212203X	/s/ Wu Fengbo
SUN Tianbao	310109194503191616	/s/ Sun Tianbao
XU Peng	652721197109130410	/s/ Xu Peng
QI Xiaofen	310105195809110400	/s/ Qi Xiaofen
ZHANG Tian	320102197809062033	/s/ Zhang Tian
WANG Xijiong	310222197004200215	/s/ Wang Xijiong